Exhibit 99.1

GENPREX, INC. ANNOUNCES $4 MILLION

REGISTERED DIRECT OFFERING WITH A SINGLE, HEALTHCARE-FOCUSED INSTITUTIONAL INVESTOR

AUSTIN, Texas, Feb. 27, 2023 /PRNewswire/ -- Genprex, Inc. ("Genprex" or the "Company") (NASDAQ: GNPX), a clinical-stage gene therapy company focused on developing life-changing therapies for patients with cancer and diabetes, today announced it has entered into a securities purchase agreement with a single, healthcare-focused institutional investor for the purchase and sale of 3,809,524 shares of its common stock together with warrants to purchase up to 3,809,524 shares of common stock at a combined purchase price of $1.05 per share and accompanying warrant, pursuant to a registered direct offering. The warrants will have an exercise price of $1.10, will be exercisable immediately and will expire five years from the date of issuance.

The closing of the offering is expected to occur on or about March 1, 2023, subject to the satisfaction of customary closing conditions. The gross proceeds from the offering are expected to be approximately $4 million, before deducting placement agent fees and other estimated offering expenses. The Company intends to use the net proceeds from the offering for general working capital purposes.

A.G.P./Alliance Global Partners is acting as sole placement agent for the offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No 333-239134) previously filed with the U.S. Securities and Exchange Commission (the “SEC”). A prospectus supplement describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Genprex

Genprex, Inc. is a clinical-stage gene therapy company focused on developing life-changing therapies for patients with cancer and diabetes. Genprex's technologies are designed to administer disease-fighting genes to provide new therapies for large patient populations with cancer and diabetes who currently have limited treatment options. Genprex works with world-class institutions and collaborators to develop drug candidates to further its pipeline of gene therapies in order to provide novel treatment approaches. Genprex's oncology program utilizes its proprietary, non-viral ONCOPREX® Nanoparticle Delivery System, which the Company believes is the first systemic gene therapy delivery platform used for cancer in humans. ONCOPREX encapsulates the gene-expressing plasmids using lipid nanoparticles. The resultant product is administered intravenously, where it is then taken up by tumor cells that express tumor suppressor proteins that are deficient in the body. The Company's lead product candidate, REQORSA® (quaratusugene ozeplasmid), is being evaluated in three clinical trials as a treatment for non-small cell lung cancer (NSCLC) and small cell lung cancer (SCLC). Both NSCLC clinical programs received a Fast Track Designation from the Food and Drug Administration. Genprex's diabetes gene therapy approach is comprised of a novel infusion process that uses an endoscope and an adeno-associated virus (AAV) vector to deliver Pdx1 and MafA genes directly to the pancreas. In models of Type 1 diabetes, GPX-002 transforms alpha cells in the pancreas into functional beta-like cells, which can produce insulin but are distinct enough from beta cells to evade the body's immune system. In a similar approach, GPX-003 for Type 2 diabetes, where autoimmunity is not at play, is believed to rejuvenate and replenish exhausted beta cells.

For more information, please visit the Company's web site at www.genprex.com or follow Genprex on Twitter, Facebook and LinkedIn.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the timing and completion of the proposed offering and other statement that are predictive in nature.  These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms.  These statements relate to future events and involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by the forward-looking statements. Such factors include the risk factors set forth in the Company’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2021, its periodic reports on Form 10-Q, and its Current Reports on Form 8-K filed in 2023, as well as the risks identified in the shelf registration statement and the prospectus supplement relating to the offering. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. Genprex undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Genprex, Inc.

(877) 774-GNPX (4679)

GNPX Investor Relations

investors@genprex.com

GNPX Media Contact

Kalyn Dabbs

media@genprex.com